Exhibit 99.1

Celsion Corporation Announces $6 Million Registered Direct Offering

LAWRENCEVILLE, N.J. - June 13, 2016 - Celsion Corporation (the “Company”) (NASDAQ: CLSN) today announced that it has entered into a definitive agreement with a single healthcare dedicated institutional investor to purchase an aggregate of approximately $6 million of shares of common stock, or pre-funded warrants in lieu thereof, in a registered direct offering.

The Company agreed to sell an aggregate of approximately 4.4 million shares of common stock, or pre-funded warrants in lieu thereof, at a price of $1.36 per common share or warrant share, respectively, in the registered direct offering. Additionally, the investors will receive, for each share of common stock or pre-funded warrant purchased in the registered direct offering, a Series A warrant to purchase 0.5 share of common stock, a Series C warrant to purchase one share of common stock and a Series D warrant to purchase 0.5 share of common stock. The Series A warrants have an exercise price of $1.40 per share, are initially exercisable six months following issuance, and terminate five and one-half years following issuance, the Series C warrants have an exercise price of $1.40 per share, are initially exercisable six months following issuance, and terminate one year following issuance, and the Series D warrants only become exercisable ratably upon the exercise of the Series C warrants, have an exercise price of $1.40 per share, are initially exercisable six months following issuance, and terminate five and one-half years following issuance. The closing of this offering is expected to take place on or about June 16, 2016, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as exclusive placement agent in connection with this offering.

The estimated net proceeds to the Company from the sale of the shares of common stock or pre-funded warrants in the registered direct offering are expected to be approximately $5.5 million. The Company intends to use the net proceeds for general corporate purposes.

A shelf registration statement (File No. 333-206789) relating to the shares of common stock to be issued or shares of common stock underlying the pre-funded warrants in this offering (but not the Series A, Series C or Series D warrants or the shares of common stock underlying such warrants) was filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering of shares of common stock to be issued or shares of common stock underlying the pre-funded warrants will be filed by the Company with the SEC. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov, from request at H.C. Wainwright & Co., 430 Park Avenue, New York, NY, 10022 by e-mailing placements@hcwco.com, or from Celsion Corporation, 997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648, Attention: Chief Financial Officer. The Series A, Series C and Series D warrants and the shares of common stock underlying such warrants to be issued in the offering have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the Series A, Series C and Series D warrants and shares of common stock underlying such warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in the registered direct offering or the concurrent private placement. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional Information:

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the sale of the shares of common stock or the pre-paid warrants in the registered direct offering and the closing of the transactions, which is subject to customary conditions. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

Jeffrey W. Church

Senior Vice President & CFO

609-482-2455

jchurch@celsion.com